Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 6 to Registration Statement No. 333-139468 on Form S-1 of our report dated February 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) relating to the financial statements of Clearwire Corporation and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 6, 2007